Exhibit 3.1

Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website:  www.nvsos.gov
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Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)
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             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporation

         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Prepaid Card Holdings, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     1.  The name of the Corporation is PrepaYd, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority of outstanding shares

4.   Effective date of filing (optional): May 12, 2011

5.   Officer signature (required):  /s/ Bruce Berman  Bruce A. Berman, President
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.